Exhibit 4.1

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

VistaOne, L.P. (the “Fund” or “we,” “us” or “our”) has nine classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Fund’s Class S limited partnership units (the “Class S Units”), Class B limited partnership units (the “Class B Units”), Class D limited partnership units (the “Class D Units”), Class I limited partnership units (the “Class I Units”), Class R limited partnership units (the “Class R Units”), Class A-S limited partnership units (the “Class A-S Units”), Class A-B limited partnership units (the “Class A-B Units”), Class A-D limited partnership units (the “Class A-D Units”), and Class A-I limited partnership units (the “Class A-I Units” and, together with the Class S Units, Class B Units, Class D Units, Class I Units, Class R Units, Class A-S Units, Class A-B Units, and Class A-D Units, the “Units”). In this exhibit, references to “we,” “us” and “our” refer only to the Fund and not any of its subsidiaries.

The following description of our Units is a summary of the material terms and provisions that apply to our Units. The summary does not purport to be complete. The summary is subject to and qualified in its entirety by reference to our second amended and restated limited partnership agreement, as may be further amended and restated from time to time (the “Fund LPA”), which is filed as an exhibit to our Annual Report on Form 10-K to which this exhibit relates and is incorporated by reference herein. We encourage you to carefully review our Fund LPA for additional information.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Registrant’s Securities is attached as an exhibit or as defined in the Fund LPA, as applicable.

General

There is currently no market for our Units, and we do not expect that a market for our Units will develop in the future. We do not intend for the Units to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our Units.

Under the terms of the Fund LPA, unitholders shall be entitled to the same limited liability extended to limited partners of limited partnerships formed under the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et. seq. (the “DRULPA”). Our Fund LPA provides that no unitholder shall have any personal liability whatsoever in its capacity as a limited partner, whether to the Fund, to any of the other partners therein, or to the creditors of the Fund, for the debts, liabilities, contracts or other obligations of the Fund or for any losses of the Fund. Under the Fund LPA, no unitholder (in its capacity as such) has the right or power to vote or participate in the management or affairs of the Fund, nor does any unitholder have the right or power to sign for or bind the Fund. The Fund LPA further provides that the exercise by any unitholder of any right conferred under the Fund LPA will not be construed to constitute participation by such Unitholder in the control of the business of the Fund so as to make such Unitholder liable as a general partner for the debts and obligations of the Fund for purposes of the DRULPA. To the fullest extent permitted by law, no unitholder owes any duty (fiduciary or otherwise) to the Fund or any other unitholder or VistaOne GP, L.P. (the “General Partner”) as a result of such unitholder’s status as a unitholder, other than to act in good faith (to the extent required by law); provided, that this in no way limits any express obligations of a unitholder provided for under the Fund LPA or in such unitholder’s subscription agreement as agreed between the Fund and such unitholder.

Units

Unitholders are not entitled to nominate or vote in the election of the Fund’s directors and, as such, the Fund is not required to file proxy statements or information statements under Section 14 of the Exchange Act except in those limited circumstances where a vote of unitholders is required under the Fund LPA or Delaware law. Further, unitholders are not able to bring matters before meetings of unitholders or nominate directors at such meeting, nor are they generally able to submit unitholder proposals under Rule 14a-8 of the Exchange Act. Overall responsibility for the Fund’s oversight rests with the General Partner, subject to certain oversight rights held by the Fund’s board of directors (the “Board of Directors”), as further described in the Annual Report on Form 10-K to which this exhibit relates.

Certain financial intermediaries through which a Unitholder was placed in the Fund may charge such unitholder upfront selling commissions, placement fees, subscription fees or other similar fees (“Subscription Fees”) on Units that are paid by the Unitholder outside of its investment in the Fund and not reflected in the Fund’s transactional net asset value (the “Transactional NAV”).

Standard Units

Class S Units

Each Class S Unit may be subject to a Subscription Fee of up to 3.5% of the Transactional NAV on Class S Units on the date of the purchase.

We pay the participating broker-dealers and other intermediaries ongoing servicing fees (“Servicing Fees”) with respect to our outstanding Class S Units equal to 0.85% per annum of the aggregate Transactional NAV of our outstanding Class S Units as of the last day of each month, accrued and payable monthly. The General Partner and/or VEPF Management, L.P., as the Fund’s investment manager (the “Manager” and together with the General Partner, the “Sponsor”) remits payment of the ongoing Servicing Fees on behalf of the Fund and is reimbursed by the Fund for such payments. The Servicing Fees compensate participating broker-dealers or other financial intermediaries for reporting, administrative and other services provided to a unitholder by such participating brokers or other financial intermediaries, as applicable.

The Subscription Fees are not payable in respect of any Class S Units issued pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class S Units.

Class S Units are subject to a Management Fee of 1.25% per annum of the month-end Transactional NAV attributable to Class S Units.

Class B Units

Each Class B Unit may be subject to a Subscription Fee of up to 2.0% of the Transactional NAV on Class B Units on the date of the purchase.

We pay the participating broker-dealers and other intermediaries Servicing Fees with respect to our outstanding Class B Units equal to 0.50% per annum of the aggregate Transactional NAV of our outstanding Class B Units as of the last day of each month, accrued and payable monthly.

The Subscription Fees are not payable in respect of any Class B Units issued pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class B Units.

Class B Units are subject to a Management Fee of 1.25% per annum of the month-end Transactional NAV attributable to Class B Units.

Class D Units

Each Class D Unit may be subject to a Subscription Fee of up to 1.5% of the Transactional NAV on Class D Units on the date of the purchase.

We pay the participating broker-dealers and other intermediaries Servicing Fees with respect to our outstanding Class D Units equal to 0.25% per annum of the aggregate Transactional NAV of our outstanding Class D Units as of the last day of each month, accrued and payable monthly.

The Subscription Fees are not payable in respect of any Class D Units issued pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class D Units.

Class D Units are subject to a Management Fee of 1.25% per annum of the month-end Transactional NAV attributable to Class D Units.

Class I Units

No Subscription Fees will be paid with respect to Class I Units or any Class I Units issued pursuant to the Fund’s distribution reinvestment plan. Further, no Servicing Fees are paid for sales of any Class I Units.

Class I Units are subject to a Management Fee of 1.25% per annum of the month-end Transactional NAV attributable to Class I Units.

Class R Units

No Subscription Fees will be paid with respect to Class R Units or any Class R Units issued pursuant to the Fund’s distribution reinvestment plan. Further, no Servicing Fees are paid for sales of any Class R Units.

Class R Units are subject to a Management Fee of 1.0% per annum of the month-end Transactional NAV attributable to the Class R Units.

Anchor Units

The Anchor Units are only available to investors who subscribe during one of the first twelve closes of third-party capital of the Fund (beginning with the Initial Offering which occurred on April 1, 2025).

Class A-S Units

Each Class A-S Unit may be subject to a Subscription Fee of up to 3.5% of the Transactional NAV on Class A-S Units on the date of the purchase.

We pay the participating broker-dealers and other intermediaries Servicing Fees with respect to our outstanding Class A-S Units equal to 0.85% per annum of the aggregate Transactional NAV of our outstanding Class A-S Units as of the last day of each month, accrued and payable monthly.

The Subscription Fees are not payable in respect of any Class A-S Units issued pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class A-S Units.

With respect to Class A-S Units, the Management Fee was waived for the first six months beginning with the Initial Offering, which occurred on April 1, 2025, and equals 0.75% per annum of the month-end Transactional NAV attributable to the Class A-S Units for a period of 30 months thereafter.

Class A-B Units

Each Class A-B Unit may be subject to a Subscription Fee of up to 2.0% of the Transactional NAV on Class A-B Units on the date of the purchase.

We pay the participating broker-dealers and other intermediaries Servicing Fees with respect to our outstanding Class A-B Units equal to 0.50% per annum of the aggregate Transactional NAV of our outstanding Class A-B Units as of the last day of each month, accrued and payable monthly.

The Subscription Fees are not payable in respect of any Class A-B Units issued pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class A-B Units.

With respect to Class A-B Units, the Management Fee was waived for the first six months beginning with the Initial Offering, which occurred on April 1, 2025, and equals 0.75% per annum of the month-end Transactional NAV attributable to the Class A-B Units for a period of 30 months thereafter.

Class A-D Units

Each Class A-D Unit may be subject to a Subscription Fee of up to 1.5% of the Transactional NAV on Class A-D Units on the date of the purchase.

We pay the participating broker-dealers and other intermediaries Servicing Fees with respect to our outstanding Class A-D Units equal to 0.25% per annum of the aggregate Transactional NAV of our outstanding Class A-D Units as of the last day of each month, accrued and payable monthly.

The Subscription Fees are not payable in respect of any Class A-D Units issued pursuant to our distribution reinvestment plan, but such units will be charged the Servicing Fee payable with respect to all our outstanding Class A-D Units.

With respect to Class A-D Units, the Management Fee was waived for the first six months beginning with the Initial Offering, which occurred on April 1, 2025, and equals 0.75% per annum of the month-end Transactional NAV attributable to the Class A-D Units for a period of 30 months thereafter.

Class A-I Units

No Subscription Fees will be paid with respect to Class A-I Units or any Units issued pursuant to the Fund’s distribution reinvestment plan. Further, no Servicing Fees are paid for sales of any Class A-I Units.

With respect to Class A-I Units, the Management Fee was waived for the first six months beginning with the Initial Offering, which occurred on April 1, 2025, and equals 0.75% per annum of the month-end Transactional NAV attributable to the Class A-I Units for a period of 30 months thereafter.

Distributions

The Fund does not currently expect to make distributions but may declare distributions in the future from time to time as authorized by the General Partner. Any distributions (if any) we make are at the discretion of the General Partner, considering factors such as earnings, cash flow, capital needs, taxes and general financial condition and the requirements of applicable law. As a result, the Fund’s distribution rates and payment frequency may vary from time to time. There is no assurance that we will pay distributions in any particular amount, if at all.

Unitholders of record as of the record date will be eligible for distributions (if any) declared. The per Unit amount of such distributions on each class may differ if different class-specific fees and expenses are deducted from the gross distributions for each class.

Distribution Reinvestment Plan

The Fund has adopted an “opt out” distribution reinvestment plan (the “DRIP”), pursuant to which the Fund will reinvest all cash distributions (if any) declared by the General Partner on behalf of the unitholders who do not elect to receive their distributions in cash. Cash distributions to unitholders will automatically be reinvested under the DRIP in additional whole and fractional Units attributable to the class of Units that a unitholder owns unless such unitholder has elected to receive distributions in cash.

The number of Units issued pursuant to a reinvestment will be based on the Transactional NAV of the relevant class of Units as of the date of the reinvestment. Unitholders will not pay a Subscription Fee when receiving Units under the DRIP; however, the Servicing Fee, if applicable to such class of Units, will apply.

Transfers

Pursuant to the Fund LPA, unitholders may transfer part or all their Units, but must provide 60 calendar days' notice to the General Partner (or such reasonably shorter period as is agreed to by the General Partner). The General Partner may refuse such requested transfer for certain reasons, as further described in the Fund LPA.

Delaware Law and Certain Provisions of the Fund LPA

Organization and Duration

The Fund was formed on September 30, 2024 as a Delaware limited partnership. The Fund will remain in existence until dissolved in accordance with our Fund LPA or pursuant to Delaware law. The Fund LPA provides that the Fund will be dissolved upon (a) the determination made by the General Partner at any time in its sole discretion that the dissolution and winding up of the Fund is in the best interests of the Fund, (b) the complete withdrawal or assignment of all of the General Partnership Interest (as defined in the Fund LPA) (other than in connection with a permitted assignment and substitution), bankruptcy, dissolution or commencement of winding up of the General Partner (as set forth in the Fund LPA), (c) the termination, dissolution or withdrawal of the General Partner, (d) upon (i) the failure of the General Partner or certain of its affiliates to cure (within the applicable time period specified in the Fund LPA) certain cause events, including a finding by any court or governmental body of competent jurisdiction in a final, non-appealable judgment not stayed or vacated within 30 days that the General Partner or the Manager has committed a felony or a material violation of applicable securities laws that has a material adverse effect on the business of the Fund or the ability of the General Partner or the Manager to perform their respective duties under the terms of the Fund LPA or the Investment Management Agreement, as the case may be, or fraud or willful misconduct by the General Partner or the Manager in connection with the performance of their respective duties under the terms of the Fund LPA or the Investment Management Agreement, as the case may be, that has a material adverse effect on the business of the Fund and (ii) the consent by holders in interest of 75% of the total aggregate outstanding Units of the Fund to dissolve the Fund, or (e) the entry of a decree of dissolution of the Fund pursuant to Section 18-802 of DRULPA.

Purpose

Under our Fund LPA, the principal purpose of the Fund is to seek to invest in privately negotiated equity investments and other investments in accordance with the investment objectives and policies of the Fund as in effect from time to time, as described elsewhere in the Annual Report on Form 10-K to which this exhibit relates and the Fund LPA, and to engage in any other lawful activity as the General Partner may from time to time determine.

Amendment to the Fund LPA

Except as otherwise required by law, the Fund LPA may be amended, modified or supplemented, and any provision may be waived, by the written consent of the General Partner (including an amendment in the form of a merger, consolidation, conversion or similar transaction into a successor entity to the Partnership); provided that any amendment, modification or supplement that is viewed by the General Partner in its discretion, as a whole together with all such amendments, modifications or supplements, as having a material adverse effect in the aggregate on the unitholders of the Fund will require the approval of the Independent Directors.

Actions Related to Merger, Conversion, Reorganization or Dissolution

The General Partner may in its sole discretion enter into any one or more transactions related to capital or conversion events, including a merger, conversion, consolidation or other reorganization of the Fund and take all actions necessary or desirable to affect any such transactions, as further described in the Fund LPA.

Exclusive Delaware Jurisdiction

Any action or proceeding against the parties relating in any way to the Fund LPA shall be brought and enforced in the courts of the State of Delaware, and to the extent that subject matter jurisdiction exists, the United States federal district courts in the State of Delaware, and the parties irrevocably submit to the jurisdiction of all such courts in respect of any such action or proceeding. Further, unless the General Partner consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, any action or proceeding arising under the federal securities laws shall be brought and enforced in the federal district courts of the United States in the State of Delaware.

Fiduciary Duties

The Board of Directors (including the Independent Directors) owe a fiduciary duty to use their reasonable business judgment to act in the best interests of the Fund with respect to matters of the Fund that are within the Board of Directors' authority, as described in the Fund LPA.

Indemnification of Directors, Officers, the General Partner and Investment Manager; Advance of Expenses

As further explained in the Fund LPA and to the fullest extent permitted by law, we will indemnify and hold harmless any of the directors, officers of the Fund, the General Partner, VEPF Management, L.P. (the “Investment Manager”), VistaOne GP Management, LLC (the “Ultimate General Partner”), the partnership representative and any of their respective affiliates and any person who serves at the specific request of the General Partner or the Investment Manager on behalf of the Fund or any other entity (each, a “VistaOne Indemnified Party”) for any mistake in judgment or any action or omission required pursuant to the Fund LPA and the Investment Management Agreement (“Indemnified Losses”), to the extent that such Indemnified Losses are not attributable to such VistaOne Indemnified Party’s intentional and material breach of the Fund LPA or the Investment Management Agreement, gross negligence, fraud, willful misconduct or bad faith.

The Fund’s indemnification obligations will be satisfied from the Fund’s assets. Upon prior written approval by the General Partner, the Fund will advance expenses that are reasonably incurred by a VistaOne Indemnified Party in the defense or settlement of any claim that is subject to indemnification.

Jury Trial Waiver

The Fund LPA provides that its partners will waive their respective rights to trial by jury in any action or proceeding arising out of or related to the Fund LPA, to the maximum extent permitted by law. In addition, Unitholders cannot waive the Fund’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.